Red Oak Partners, LLC

TRANSACTIONS WITH RESPECT TO THE COMPANY'S COMMON STOCK

Trade Date	Fund Name	Txn Type	Quantity	Cost Per Share
6/23/2011	The Red Oak Fund, L.P.	Buy	200	3.6800
6/24/2011	Pinnacle Fund, LLLP	Buy	24800	3.5500
6/27/2011	Pinnacle Fund, LLLP	Buy	1300	3.5742
6/28/2011	Pinnacle Fund, LLLP	Buy	6,000	3.5883
6/30/2011	The Red Oak Fund, L.P.	Buy	643	3.5909
7/1/2011	Pinnacle Fund, LLLP	Buy	5,450	3.6600
7/5/2011	Pinnacle Fund, LLLP	Buy	10,900	3.6906
7/6/2011	Pinnacle Fund, LLLP	Buy	25,969	3.7000
7/6/2011	Pinnacle Fund, LLLP	Buy	45,732	3.7018
7/6/2011	The Red Oak Fund, L.P.	Buy	21,531	3.7000
7/6/2011	The Red Oak Fund, L.P.	Buy	37,918	3.7018